Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Catalent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Primary Offering of Securities:

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)

	Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)

Secondary Offering of Common Stock:

	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	4,330,462	$76.225(5)	$330,089,465.95	0.0000927	$30,599.29

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$330,089,465.95

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$30,599.29

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock and (c) debt securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(4)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee other than the registration fee due in connection with 4,330,462 shares of common stock that may be sold from time to time by the selling stockholders included herein. Any subsequent registration fees will be paid on a pay-as-you-go basis.

(5)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on the New York Stock Exchange on September 26, 2022.